Exhibit 99.1

July 12, 2011	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Partners Completes Two-for-One Unit Split

    TULSA, Okla. – July 12, 2011 – ONEOK Partners, L.P. (NYSE: OKS) today announced that it has completed its previously announced two-for-one split of the partnership’s common units and Class B units.

    “With the completion of this first-ever split, we believe our liquidity will be enhanced and our units will be more accessible to potential investors,” said John W. Gibson, ONEOK Partners chairman, president and chief executive officer.

    The two-for-one split was affected by a distribution of one unit for each unit outstanding and held by holders of record on June 30, 2011. The partnership’s units will trade on a post-split basis on the New York Stock Exchange beginning at the opening of trading on July 13, 2011.

    As a result of the two-for-one unit split, the partnership now has 130,827,354 common units and 72,988,252 Class B units outstanding, and its minimum quarterly distribution and target distribution levels will be adjusted proportionately.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the website at www.oneokpartners.com.

For the latest news about ONEOK Partners, follow us on Twitter @ONEOKPartners.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended. The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify

ONEOK Partners Completes Two-for-One Unit Split

important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

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